UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549 FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 16, 2008

TELEMETRIX, INC. (Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 000-14724

DELAWARE (State or other jurisdiction of incorporation or organization)	470830931 (I.R.S. Employer Identification No.)

6650 Gunpark Drive, Suite 100, Boulder, Colorado 80301
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-652-0103

_________________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03      Bankruptcy and Receivership Arrangement

Telemetrix, Inc. (Pink Sheets: TLXT) (the "Company") today, December 16, 2008, announced that the Company and Convey Communications Inc., its wholly-owned subsidiary, filed voluntary petitions under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Denver, Colorado.

The Company has taken these actions after determining that seeking Chapter 11 bankruptcy protection is in the best interests of the Company, its creditors, stockholders and other interested parties in light of ongoing financial challenges and the inability to adequately fund operations and obligations. The Company is a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Code and orders of the Court.

During the bankruptcy proceedings, Telemetrix expects to sell the Company and/or its key assets. Proceeds from any transactions will be distributed to the Company's stakeholders, including its creditors. Prior to the sale process, Telemetrix cannot forecast the amount of these proceeds or whether the combination of sale proceeds will exceed the Company's liabilities. Therefore, the Company cannot predict whether or not any proceeds will be distributed to shareholders.

Telemetrix has retained Weinman & Associates, P.C. as bankruptcy counsel.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors;
                      Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2008, Mr. Larry Becker resigned as one of our directors. Mr. Becker served as a director since 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 16, 2008

Telemetrix Inc.

By:	/s/ William Becker William Becker Chief Executive Officer (Principal Executive Officer)